ADVISORY AGREEMENT

This ADVISORY AGREEMENT (“Agreement”) is made this 13th day of November, 2009, by and between Legg Mason Partners Fund Advisor, LLC, a Delaware limited liability company (the “Manager”), and Legg Mason Global Asset Allocation, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Manager has been retained by Legg Mason Global Asset Management Trust (the “Trust”), a Maryland business trust registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), to provide investment advisory, management, and administrative services to the Trust with respect to certain series of the Trust; and

WHEREAS, the Manager wishes to engage the Adviser to provide certain investment advisory services to the Trust with respect to the series of the Trust designated in Schedule A annexed hereto (each, a “Fund”) and the Adviser is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1. In accordance with and subject to the Management Agreement between the Trust and the Manager with respect to each Fund (the “Management Agreement”), the Manager hereby appoints the Adviser to act as investment adviser with respect to each Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. The Manager shall cause the Adviser to be kept fully informed at all times with regard to the securities owned by each Fund, each Fund’s funds available, or to become available, for investment, and generally as to the condition of each Fund’s affairs. The Manager shall furnish the Adviser with such documents and information with regard to each Fund’s affairs as the Adviser may from time to time reasonably request.

3. (a)  Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and the Manager, the Adviser shall regularly provide each Fund, with respect to such portion of the respective Fund’s assets as shall be allocated to the Adviser by the Manager from time to time (the “Allocated Assets”), with investment research, advice, management and supervision and shall furnish a continuous investment program for each Fund’s Allocated Assets consistent with the respective Fund’s investment objectives, policies and restrictions, as stated in the Fund’s current Prospectus and Statement of Additional Information. The Adviser shall, with respect to each Fund’s Allocated Assets, determine from time to time what securities and other investments will be purchased, retained, sold or exchanged by the respective Fund and what portion of each Fund’s Allocated Assets will be held in the various securities and other investments in which the respective Fund invests, and shall implement those decisions (including the execution of investment documentation), all subject to the provisions of the Trust’s Declaration of Trust and By-Laws (collectively, the “Governing Documents”), the 1940 Act, and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”) and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund, and any other specific policies adopted by the Board and disclosed to the Adviser. The Adviser is authorized as the agent of the Trust to give instructions with respect to each Fund’s Allocated Assets to the custodian of the respective Fund and any sub-custodian or prime broker as to deliveries of securities and other investments and payments of cash in respect of securities transactions or cash margin calls for the account of the Fund. Subject to applicable provisions of the 1940 Act, the investment program to be provided hereunder may entail the investment of any or all of the assets of a Fund in one or more investment companies. The Adviser will place orders pursuant to its investment determinations for each Fund either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to a Fund and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Adviser’s authority regarding the execution of a Fund’s portfolio transactions provided herein. The Adviser shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to each Fund’s Allocated Assets subject to such direction as the Board may provide, and shall perform such other functions of investment management and supervision as may be directed by the Board. The Adviser may execute on behalf of each Fund certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, brokerage agreements, clearing agreements, account documentation, futures and options agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments the Adviser believes are appropriate or desirable in performing its duties under this Agreement.

(b) Subject to oversight by the Board and the Manager and the provisions of Paragraph 3(a) above, the Adviser shall assess each Fund’s investment focus and make and implement decisions with respect to the allocation and reallocation of the Fund’s assets among one or more investment subadvisers from time to time, as the Adviser deems appropriate, in an effort to enable the Fund to achieve its investment goals. In addition, the Adviser will monitor compliance of each investment subadviser with the investment objectives, policies and restrictions of each Fund (or portion of a Fund) under the management of such investment subadviser, and review and report to the Board on the performance of each investment subadviser. The Adviser shall also perform such other functions of management and supervision as may be requested by the Manager and agreed to by the Adviser.

(c) Subject to oversight by the Board and the Manager, the Adviser also shall provide the investment advisory services described in Paragraph 3(a) for each Fund’s “completion portfolio,” as that term is defined in the Fund’s current Prospectus and Statement of Additional Information (the “Completion Portfolio”).

(d) Each Fund hereby authorizes any entity or person associated with the Adviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and each Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, the Adviser agrees that it will not deal with itself, or with members of the Board or any principal underwriter of a Fund, as principals or agents in making purchases or sales of securities or other property for the account of such Fund, nor will it purchase any securities from an underwriting or selling group in which the Adviser or its affiliates is participating, or arrange for purchases and sales of securities between a Fund and another account advised by the Adviser or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by such Fund from time to time, and will comply with all other provisions of the Governing Documents and the Fund’s then-current Prospectus and Statement of Additional Information relative to the Adviser and its directors and officers.

4. With respect to each Fund, the Adviser must enter into a contract (“Investment Subadvisory Agreement”) with the Manager and one or more investment subadvisers, including without limitation, affiliates of the Adviser, in which the Adviser delegates to such investment subadviser(s) all of its duties specified in Paragraph 3(a) hereunder with respect to the Allocated Assets that are not part of the Completion Portfolio, on such terms as the Adviser will determine to be necessary, desirable or appropriate, provided that in each case the Adviser shall supervise the activities of each such subadviser, that such delegation will not relieve the Adviser of any of its duties or obligations under this Agreement and further provided that such subadviser is subject to all the conditions to which the Adviser is subject hereunder in connection with the delegated duties and that such contracts impose on such investment subadviser(s) all the conditions to which the Adviser is subject hereunder in connection with the delegated duties and that such contracts are entered into in accordance with and meet all applicable requirements of the 1940 Act and the rules and regulations promulgated thereunder. In the event that an Investment Subadvisory Agreement with an investment subadviser is terminated, the Adviser will seek to allocate any assets under the day-to-day management of such investment subadviser to another investment subadviser. Subject to any duties it may have under applicable law, the Adviser does not intend at any time to provide day-to-day portfolio management services with respect to any assets of a Fund that are not part of the Fund’s Completion Portfolio. In addition, the Adviser may delegate to any other one or more companies that the Adviser controls, is controlled by, or is under common control with, or to specified employees of any such companies, certain other of the Adviser’s duties under this Agreement, provided in each case the Adviser will supervise the activities of each such entity or employees thereof, that such delegation will not relieve the Adviser of any of its duties or obligations under this Agreement and provided further that any such arrangements are entered into in accordance with and meet all applicable requirements of the 1940 Act.

5. The Adviser agrees that it will keep records relating to its services hereunder in accordance with all applicable laws, and in compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that any records that it maintains for a Fund are the property of such Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

6. (a)  The Adviser, at its expense, shall supply the Board, the officers of the Trust, and the Manager with all information and reports reasonably required by them and reasonably available to the Adviser relating to the services provided by the Adviser hereunder.

(b) The Adviser shall bear all expenses, and shall furnish all necessary services, facilities and personnel, in connection with its responsibilities under this Agreement. Other than as herein specifically indicated, the Adviser shall not be responsible for any Fund’s expenses, including, without limitation, advisory fees; distribution fees; interest; taxes; governmental fees; voluntary assessments and other expenses incurred in connection with membership in investment company organizations; organization costs of the Fund; the cost (including brokerage commissions, transaction fees or charges, if any) in connection with the purchase or sale of the Fund’s securities and other investments and any losses in connection therewith; fees and expenses of custodians, transfer agents, registrars, independent pricing vendors or other agents; legal expenses; loan commitment fees; expenses relating to share certificates; expenses relating to the issuing and redemption or repurchase of the Fund’s shares and servicing shareholder accounts; expenses of registering and qualifying the Fund’s shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses and statements of additional information and any supplements thereto, reports, proxy statements, notices and dividends to the Fund’s shareholders; costs of stationery; website costs; costs of meetings of the Board or any committee thereof, meetings of shareholders and other meetings of the Fund; Board fees; audit fees; travel expenses of officers, members of the Board and employees of the Fund, if any; and the Fund’s pro rata portion of premiums on any fidelity bond and other insurance covering the Fund and its officers, Board members and employees; litigation expenses and any non-recurring or extraordinary expenses as may arise, including, without limitation, those relating to actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify the Fund’s Board members and officers with respect thereto.

7. No member of the Board, officer or employee of the Trust or a Fund shall receive from the Trust or such Fund any salary or other compensation as such member of the Board, officer or employee while he is at the same time a director, officer, or employee of the Adviser or any affiliated company of the Adviser, except as the Board may decide. This paragraph shall not apply to Board members, executive committee members, consultants and other persons who are not regular members of the Adviser’s or any affiliated company’s staff.

8. As compensation for the services performed by the Adviser, including the services of any consultants retained by the Adviser, the Manager shall pay the Adviser out of the management fee it receives with respect to each Fund, and only to the extent thereof, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth on Schedule A annexed hereto. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due the Adviser for all services prior to that date. If this Agreement is terminated with respect to a Fund as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the portion of the average daily net assets of the respective Fund comprising the Fund’s Allocated Assets in that period from the beginning of such month to such date of termination, and shall be prorated according to the ratio that the number of business days in such period bears to the number of business days in such month. The average daily net assets of each Fund or the portion thereof comprising a Fund’s Allocated Assets shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board.

9. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for a Fund, provided that nothing in this Agreement shall protect the Adviser against any liability to the Manager or a Fund or a Fund’s shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 9, the term “Adviser” shall include any affiliates of the Adviser performing services for the Trust or the respective Fund contemplated hereby and the partners, shareholders, directors, officers and employees of the Adviser and such affiliates.

10. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser who may also be a Board member, officer, or employee of the Trust or a Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities consistent with the investment policies of a Fund or one or more other accounts of the Adviser is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by the Adviser. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Adviser’s policies and procedures as presented to the Board from time to time.

11. For the purposes of this Agreement, a Fund’s “net assets” shall be determined as provided in such Fund’s then-current Prospectus and Statement of Additional Information and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

12. This Agreement will become effective with respect to each Fund on the date set forth under the Fund’s name on Schedule A annexed hereto, provided that it shall have been approved by the Trust’s Board and, if so required by the 1940 Act, by the shareholders of the respective Fund in accordance with the requirements of the 1940 Act and, unless sooner terminated as provided herein, will continue in effect through November 30, 2011. Thereafter, if not terminated, this Agreement shall continue in effect with respect to each Fund, so long as such continuance is specifically approved at least annually (i) by the Board or (ii) by a vote of a majority of the outstanding voting securities of the respective Fund, provided that in either event the continuance is also approved by a majority of the Board members who are not interested persons of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

13. This Agreement is terminable with respect to each Fund without penalty by the Board or by vote of a majority of the outstanding voting securities of the respective Fund, in each case on not more than 60 days’ nor less than 30 days’ written notice to the Adviser, or by the Adviser upon not less than 90 days’ written notice to the respective Fund and the Manager, and will be terminated upon the mutual written consent of the Manager and the Adviser. This Agreement shall terminate automatically in the event of its assignment by the Adviser and shall not be assignable by the Manager without the consent of the Adviser.

14. The Adviser agrees that for any claim by it against a Fund in connection with this Agreement or the services rendered under this Agreement, it shall look only to assets of such Fund for satisfaction and that it shall have no claim against the assets of any other portfolios of the Trust.

15. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of the Agreement shall be effective with respect to a Fund until approved, if so required by the 1940 Act, by vote of the holders of a majority of such Fund’s outstanding voting securities.

16. This Agreement, and any supplemental terms contained on Annex I hereto, if applicable, embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

17. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

LEGG MASON PARTNERS FUND ADVISOR, LLC

By:

/s/ R. Jay Gerken
Name: R. Jay Gerken
Title: Chairman, President and CEO

LEGG MASON GLOBAL ASSET ALLOCATION, LLC

By:

/s/ Wayne Lin
Name: Wayne Lin
Title: Chief Administrative Officer

The foregoing is acknowledged:

The undersigned officer of the Trust has executed this Agreement not individually but in his/her capacity as an officer of the Trust. The Trust does not hereby undertake, on behalf of the Fund or otherwise, any obligation to the Adviser.

LEGG MASON GLOBAL ASSET MANAGEMENT TRUST

By:

/s/ R. Jay Gerken
Name: R. Jay Gerken
Title: Chairman, President and CEO

ANNEX I

Not applicable.

SCHEDULE A

Legg Mason Manager Select Large Cap Growth Fund

Date:

November 13, 2009

Fee:

• Gross Effective Management Fee (“GEMF”): is the total management fee accrued by the fund based on a sliding scale (as illustrated below):

Fund Assets	Fee as a percentage of net assets
0 to $1 billion	0.750%
Next $1 billion (up to $2 billion)	0.725%
Next $3 billion (up to $5 billion)	0.700%
Next $5 billion (up to $10 billion)	0.675%
Over $10 billion	0.650%

This fee is accrued daily and paid to LMPFA on a monthly basis, reduced by fee waivers.

• Net Effective Management Fee (NEMF): is GEMF reduced by fee waivers.

• LMGAA Ratio: is the ratio of 0.05% divided by the GEMF.

Methodology:

•	Allocated to Legg Mason Partners Fund Advisor, LLC (“LMPFA”): 30% of NEMF

• Allocated to Legg Mason Partners Fund Advisor, LLC (“LMPFA”): 30% of NEMF

• Allocated to Legg Mason Global Asset Allocation, LLC (“LMGAA”) for Allocation Management: LMGAA Ratio multiplied by 70% of NEMF (which is equal to NEMF less LMPFA fees).

• All remaining fees are then allocated to LMGAA and Subadvisers based on the percentage of the total assets each manages.

•     On a monthly basis, LMGAA will advise LMPFA of the percentage of total assets managed by each Subadviser and LMGAA, which will be used to determine the allocation among each Subadviser as stipulated in the bullet point immediately above.

•     Notwithstanding any other provision above, if total fees waived and expenses reimbursed exceed total management fees accrued (i.e. if NEMF is a negative number), no fees will be paid to LMGAA or any Subadviser. The amount of excess waivers/reimbursements over gross fees will be borne by LMPFA.

Legg Mason Manager Select Large Cap Value Fund

Date:

November 13, 2009

Fee:

• Gross Effective Management Fee (“GEMF”): is the total management fee accrued by the fund based on a sliding scale (as illustrated below):
Fund Assets	Fee as a percentage of net assets
0 to $1 billion	0.750%
Next $1 billion (up to $2 billion)	0.725%
Next $3 billion (up to $5 billion)	0.700%
Next $5 billion (up to $10 billion)	0.675%
Over $10 billion	0.650%

This fee is accrued daily and paid to LMPFA on a monthly basis, reduced by fee waivers.

• Net Effective Management Fee (NEMF): is GEMF reduced by fee waivers.

• LMGAA Ratio: is the ratio of 0.05% divided by the GEMF.

Methodology:

•	Allocated to Legg Mason Partners Fund Advisor, LLC (“LMPFA”): 30% of NEMF

• Allocated to Legg Mason Partners Fund Advisor, LLC (“LMPFA”): 30% of NEMF

• Allocated to Legg Mason Global Asset Allocation, LLC (“LMGAA”) for Allocation Management: LMGAA Ratio multiplied by 70% of NEMF (which is equal to NEMF less LMPFA fees).

• All remaining fees are then allocated to LMGAA and Subadvisers based on the percentage of the total assets each manages.

•     On a monthly basis, LMGAA will advise LMPFA of the percentage of total assets managed by each Subadviser and LMGAA, which will be used to determine the allocation among each Subadviser as stipulated in the bullet point immediately above.

•     Notwithstanding any other provision above, if total fees waived and expenses reimbursed exceed total management fees accrued (i.e. if NEMF is a negative number), no fees will be paid to LMGAA or any Subadviser. The amount of excess waivers/reimbursements over gross fees will be borne by LMPFA.

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